CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust. Such reference is included in the Prospectus and Statement of Additional Information of Global Fusion Tactical Equity Fund and Global Fusion Long/Short Fund under “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

May 23, 2011